Exhibit 99.1

Apricus Biosciences Announces 1-for-10 Reverse Stock Split

SAN DIEGO, October 20, 2016 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today announced a reverse stock split of its shares of common stock at a ratio of 1-for-10. The reverse stock split will be effective at 5:00 p.m. Pacific Time on October 21, 2016. As of the open of the market on October 24, 2016, the Company’s common stock will begin trading on a split-adjusted basis.

As a result of the reverse stock split, the Company's issued and outstanding shares of common stock will decrease to approximately 7.7 million post-split shares (prior to effecting the rounding of fractional shares into whole shares as described below) from approximately 77.3 million pre-split shares. As a result of the reverse stock split, the total number of shares of common stock held by each stockholder will be converted automatically into the number of whole shares of common stock equal to (i) the number of shares of common stock held by such stockholder immediately prior to the reverse stock split, divided by (ii) ten.

No fractional shares will be issued, and no cash or other consideration will be paid. Instead, the Company will issue one whole share of the post-split common stock to any stockholder of record who otherwise would have received a fractional share as a result of the reverse stock split.

Stockholders who are holding their shares in electronic form at their brokerage firms do not have to take any action to effect the exchange of their shares. Such stockholders will receive instructions from their brokers. Stockholders holding paper certificates will receive written instructions by mail from the Company's transfer agent.

All options, warrants and convertible securities of the Company outstanding immediately prior to the reverse stock split will be appropriately adjusted.

In connection with the reverse stock split, the Company's CUSIP number will change to 03832V307 as of October 24, 2016.

The reverse stock split was previously approved by the Board of Directors of the Company in accordance with Nevada law, under which no stockholder approval is required. The Company is effecting the reverse split in an effort to regain compliance with NASDAQ Listing Rule 5555(a)(2), which requires the Company to maintain a minimum closing bid price of $1.00 per share (the “Minimum Bid Price Requirement”). To regain compliance with the Minimum Bid Price Requirement, the bid price of the Company’s Common Stock has to close at or above $1.00 per share for a minimum of ten consecutive business days prior to the Company’s compliance deadline of November 7, 2016.
About Apricus Biosciences, Inc.
Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Canada and certain countries in Europe, Latin America and the Middle East and is being commercialized in several countries in Europe. In September 2015, Apricus in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Laboratoires Majorelle, Bracco S.p.A., Recordati Ireland Ltd. (Recordati), Ferring International Center S.A. (Ferring Pharmaceuticals), Mylan NV and Elis Pharmaceuticals Ltd. Apricus currently has one active product candidate, RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon.

For further information on Apricus, visit http://www.apricusbio.com.

Exhibit 99.1

*Vitaros® is a registered trademark of NexMed International Limited. Such trademark is registered in certain countries throughout the world and pending registration in the United States.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: references to the potential for the Company to regain NASDAQ compliance. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside of Apricus’ control, including, but not limited to: the Company’s ability to regain NASDAQ compliance generally; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward- looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

Contact:	Matthew Beck
mbeck@troutgroup.com
The Trout Group LLC
(646) 378-2933

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